EXHIBIT 11 -- Statement Re: Computation of Per Share Losses
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
                                         							Three Month Period Ended
						                                          	April 1,        April 2,
							                                           1995            1994
PRIMARY
	Average shares outstanding                      10,307,457    10,240,872
	Net effect of dilutive stock options - based
	  on the treasury stock method using the
	  average market price                              --           267,960
		  TOTAL                                        10,307,457    10,508,832

	Net loss                                       $(5,084,000)  $  (872,000)

	Net loss per share                             $     (0.49)  $     (0.08)

FULLY DILUTED
	Average shares outstanding                      10,307,457    10,240,872
	Net effect of dilutive stock options --based
	  on the treasury stock method using the
	  greater of ending or average market price         --           288,942
		  TOTAL                                        10,307,457    10,529,814

	Net loss                                       $(5,084,000) $   (872,000)

	Net loss per share                             $     (0.49) $      (0.08)
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